Exhibit 99.1

NEWS

For Release          Immediate


Contacts             (News Media) Jim Rosensteele, SVP, Corporate Communications
                     317.817.4418
                     (Investors) Lowell Short, SVP, Investor Relations 317.817.6238



                Nickele Joins Conseco as Executive Vice President

Carmel, Ind., October 10, 2005: Conseco, Inc. (NYSE:CNO) today announced that Christopher J. Nickele has been named executive vice president for new product development of the company.

"I am pleased that Chris has decided to join our leadership team," said William Kirsch, Conseco's President and CEO. "His extensive experience in the development, pricing and implementation of insurance products will be a great asset to Conseco as we continue to pursue our goal of becoming the premier insurance company in life, annuities and supplemental health products."

"I'm looking forward to the great opportunities at Conseco," Nickele said. "I am excited about making a considerable contribution to new product development as part of this very strong team."

As executive vice president, Nickele will be responsible for new product development and management on an enterprise-wide basis, overseeing activities at Conseco Insurance Group, Bankers Life and Casualty Company, and Colonial Penn Life Insurance Company. He will lead efforts focused on developing and implementing market-driven product portfolios for each of the distribution channels of the Conseco group of companies.

Nickele joins Conseco from Lincoln Financial Group, where he was Vice President and Business Line Leader, General Manager and FPP Director for Lincoln's Term line of business. He has also held other key actuarial positions at First Penn-Pacific, Zurich Kemper Life, and Conseco's Bankers Life and Casualty unit. He holds a BS in Mathematics from the University of Notre Dame, is a Fellow of the Society of Actuaries, a member of the American Academy of Actuaries, and a participant of the Ad Hoc Committee on Regulation XXX.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

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